Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square | 18th & Arch Streets Philadelphia, PA 19103 troutman.com

October 20, 2021

B. Riley Securities, Inc.

299 Park Avenue, 21st Floor,

New York, NY 10171

Ladies and Gentlemen:

We have acted as counsel to StoneCastle Financial Corp., a Delaware corporation (the “Company”), in connection with the the offer and sale from time to time of up to $30,000,000 of shares (the “Placement Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the At Market Issuance Sales Agreement dated October 20, 2021 (the “Sales Agreement”) by and between the Company and B. Riley Securities, Inc. (the “Agent”). This opinion letter is furnished to you pursuant to the requirements set forth in Section 10(e) of the Sales Agreement. Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

In connection with the opinions hereinafter expressed, we have examined and relied upon original or copies, certified or otherwise identified to our satisfaction, of each of the following documents: (i) the Registration Statement, (ii) the Prospectus Supplement, specifically relating to the Placement Shares, (iii) the Prospectus; (iv) the Sales Agreement; (v) the Amended and Restated Certificate of Incorporation, as amended through the date hereof (the “Charter”); (vi) the Amended and Restated Bylaws of the Company, as amended through the date hereof (the “Bylaws”); and (vi) certificates of the Company delivered pursuant to the Sales Agreement; (; (vi) a certificate of good standing of the Company from the Secretary of State of the State of Delaware; (vii) the certificate of the officers of the Company delivered pursuant to Section 10(e) of the Sales Agreement; and (viii) such other documents as we have deemed necessary or appropriate in order to render the opinions set forth herein.

In our examination of the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all signatories, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies. We are not aware of any facts which would lead us to conclude that any such signatures are not genuine, that any signatory lacked legal capacity or that any document submitted to us is not authentic and, if a copy, that it does not conform to the original. In addition, we have assumed that (i) the Agent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) the Agent has the requisite power and authority and has taken the legal action necessary to enter into and perform all of its respective obligations thereunder and to consummate the transactions contemplated thereby; (iii) the Sales Agreement has been duly authorized, executed and delivered by the Agent; (iv) the issuance and sale of Placement Shares under the Sales Agreement will be at a price per Share equal to or greater than the current net asset value per Share, exclusive of any distributing commission or discount (which net asset value shall have been determined as of a time within 48 hours, excluding Sundays and holidays, preceding the time of such determination)

(collectively, the “Corporate Proceedings”); and (v) there has been no oral modification of, or amendment or supplement to, any of the agreements, documents or instruments used by us to form the basis of the opinions expressed below.

As to certain factual matters, we have, with your consent, relied upon a certificate from the Company and the representations of the Company contained in the Sales Agreement. Our opinions in Paragraph 1 hereof are based solely on a good standing certificate issued by the Secretary of State of the State of Delaware, the Charter and the Bylaws. We have not undertaken any independent investigation to verify the accuracy, completeness or authenticity of any such certificates or representations and warranties. We have not reviewed the dockets or records of any courts.

Our opinions herein below expressed are subject to the following limitations:

i.                         We have assumed that no fraud or dishonesty exists with respect to any matters relevant to the opinions herein below expressed. We have no reason to believe that the foregoing assumption is incorrect.

ii.                         Our opinions are based upon the law in effect on the date hereof and the documentation and facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention. The qualification of any opinion or statement herein by the use of words “knowledge,” “to our knowledge” or “known to us” means that during the course of our representation of the Company, no facts or circumstances have come to the attention of the attorneys who have given substantive legal attention in such representation which give such attorneys actual knowledge of the existence of the documents or facts so qualified. Furthermore, except as otherwise expressly set forth herein, we have not undertaken any independent investigation to determine the existence of such documents or facts, and no inference as to our knowledge thereof shall be drawn from the fact of our representation of any party or otherwise.

iii.                        The opinions set forth herein are limited to matters governed by the federal securities laws of the United States, the General Corporation Law of the State of Delaware (the “Corporation Act”) and the internal laws of the State of New York without reference to choice of law provisions thereunder. No opinion is expressed with respect to (a) the laws of any other state or country or to the application of any such laws or (b) any state securities or “blue sky” laws, rules or regulations.

iv.                        Our opinions are based on our consideration of only those statutes, rules, regulations and judicial decisions that, in our experience, are normally applicable to, or normally relevant in connection with, the transactions of the type contemplated by the Sales Agreement when undertaken by general business entities that are not engaged in regulated business activities, but without having made any special investigation as to the applicability of any specific law, rule or regulation.

v.                        We express no opinion or views with respect to the financial statements, notes or supporting schedules thereto or financial information, including pro forma financial information included in or incorporated by reference into the Registration Statement or the Prospectus or any amendments or supplements thereto, and we have assumed that the documents incorporated by reference in the Registration Statement and the Prospectus included all financial statements and schedules and other financial information, including pro forma financial information, required by applicable rules and regulations to be included therein.

Based upon and subject to the foregoing and to the limitations and qualifications hereinafter expressed, we are of the following opinions:

1.              The Company is a corporation validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus, and to enter into and perform its obligations under the Sales Agreement.

2.              The Sales Agreement has been duly authorized, executed and delivered by the Company.

3.              The Placement Shares, when issued and delivered by the Company pursuant to the Sales Agreement against payment of the consideration therefor in accordance with the Sales Agreement and Corporate Proceedings, will be validly issued, fully paid and nonassessable.

4.              The terms of the Common Stock conform in all material respects to the descriptions related thereto contained or incorporated by reference in the Registration Statement and the Prospectus, and such description conforms in all material respects to the rights set forth in the Charter. No holder of the Placement Shares will be subject to personal liability by reason of being such a holder; and the issuance of the Placement Shares will not be subject to preemptive or other similar rights of any stockholder of the Company created by Delaware statute, the Charter, the Bylaws or any material agreements listed as an exhibit to the Company’s most recent annual report on Form CRS filed with the Commission (collectively the “Material Agreements”).

5.              The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Sales Agreement do not (a) breach or conflict with any provision of the Corporations Act, Charter, Bylaws or any Material Agreement (except that we express no opinion with respect to any matters that would require a mathematical calculation or a financial or accounting determination), (b) cause the Company to violate any order, judgment or decree known to us to be applicable to the Company of any federal or New York state court of governmental body or authority, or (c) cause the Company to violate any federal or New York law, rule or regulation known to us to be applicable to the Company, except that no opinion is rendered hereby with respect to compliance by the Company with any anti-fraud law, rule or regulation except the extent otherwise referenced in the penultimate paragraph of this opinion.

6.              No consent, approval or authorization of, or filing with, any federal or New York governmental body or authority is required to be obtained or made by the Company to authorize, or is otherwise required to be obtained or made by the Company in connection with, the execution and delivery of the Sales Agreement by the Company and the performance by the Company of its obligations thereunder, except (a) such as have been obtained or made prior to the date hereof, (b) such as may be required under state securities or “blue sky” laws (as to which we express no opinion), (c) under the rules and regulations of the Financial Industry Regulatory Authority (as to which we express no opinion) and (d) as otherwise required by any federal securities laws (as to which we express no opinion).

7.              To our knowledge, no person has the right to cause the Company to register under the Securities Act any shares of Common Stock or any other capital stock of the Company or to include any such shares in the Registration Statement.

8.              Based solely upon our review of the information regarding the Company provided through the EDGAR System on the Commission’s website, the Registration Statement became effective under the Securities Act. To our knowledge, based upon a review of the Stop Orders page of the Commission’s website (http://www.sec.gov/litigation/stoporders.shtml), no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been instituted or threatened by the Commission. The required filings of the Prospectus pursuant to Rule 424(b) promulgated pursuant to the Securities Act has been made in the manner and within the time period required by Rule 424(b).

9.              The Registration Statement, as of its effective date, and the Prospectus, as of its date, complied as to form in all material respects with the requirements of the Securities Act (except that we express no opinion as to compliance of the financial statements and schedules, and other financial information, including pro forma financial information, or data derived therefrom, included in or omitted from, the Registration Statement and the Prospectus with such requirements). The documents incorporated by reference in the Registration Statement and the Prospectus, at the times they were filed with the Commission, complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder (except that we express no opinion as to compliance of the financial statements and schedules and other financial information, including pro forma financial information, or data included therein or omitted therefrom).

10.       The Placement Shares to be issued by the Company and sold pursuant to the Sales Agreement have been approved for listing, subject to official notice of issuance, on the NASDAQ Global Select Market.

We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this opinion letter. The opinions and advice herein set forth are solely for your benefit in your capacity as Agent in connection with the execution of the Sales Agreement and may not be quoted or relied upon by any other person, or used for any other purpose, without our prior written consent.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP
Troutman Pepper Hamilton Sanders LLP